Exhibit 10.1

TRANSITION AGREEMENT

Maurice Carson (hereafter referred to as “the Employee”) has notified Ichor Systems, Inc. (hereafter referred to as “the Company”) and Ichor Holdings, Ltd. (hereafter referred to as “Parent”) that he desires to retire. In respect of the Employee’s desires and in order to provide for appropriate succession of the Employee’s role and responsibilities within the Company, the parties mutually desire to establish a transition plan and define their rights and liabilities with respect to one another upon the Employee’s ultimate separation from the Company. Accordingly, the parties agree as follows:

1.    Contractual Nature of Agreement; Interpretation. The Employee and the Company agree that this Transition Agreement (hereafter referred to as “this Agreement”) is contractual in nature and not a mere recital, and that this Agreement shall be interpreted as though drafted jointly by the Employee and the Company.

2.    Employment Transition. The Employee will continue to be employed as Chief Financial Officer of the Company and President and Chief Financial Officer of Parent and be a member of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Parent (the “Parent Board”), in each case, until (a) one month after the date on which a new chief financial officer commences employment with the Company, or (b) such later date as mutually agreed upon by the Employee and the Company in writing (as applicable, the “Separation Date”).

3.    Payment of Wages and Benefits. Within 30 days after the Separation Date (or earlier if required by applicable law), the Company shall pay to the Employee: (a) any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Separation Date; (b) any reimbursement due to the Employee pursuant to Section 4.2 of that certain Employment Agreement dated September 19, 2014, by and between the Company and the Employee (the “Employment Agreement”), for expenses incurred by the Employee on or before the Separation Date; and (c) any other amounts required under applicable law. It is understood and agreed by the Employee that notwithstanding anything to the contrary in the Employment Agreement, in consideration for the payments to be made to the Employee pursuant to Section 4 below, effective as of July 1, 2017, the Employee will not be eligible to participate in the Company’s bonus program or receive any bonuses or incentive compensation. From the date of this Agreement through the Separation Date, the Company shall continue to pay the Employee a base salary of $400,000, and the Employee shall continue to receive the benefits set forth in Sections 4.1, 4.2, 4.3 and 4.4 of the Employment Agreement.

4.    Separation Benefits. Subject to the Employee’s execution and non-revocation of of the General Release of Claims attached hereto as Exhibit A (the “Release”) within 60 days of the Separation Date (the “Release Period”), and in lieu of any compensation or other consideration under the Employment Agreement, any other letter or agreement offering the Employee employment with the Company, and any Company severance plan, policy or arrangement or otherwise, the Company hereby agrees to: (a) pay the Employee an amount equal to 12 months of the Employee’s base salary at the rate in effect on the Separation Date (the “Base Salary Continuation Payment”), payable in substantially equal installments during the 12-month period commencing on the Employee’s termination in accordance with the Company’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period shall accrue and shall be paid no later than the second payroll date following the expiration of the Release Period; (b) pay the Employee an additional amount equal to the sum of: (i) the incentive bonus the Employee would have earned for the semi-annual period commencing on July 1, 2017 and ending on December 31, 2017, had the Employee been eligible to participate in the Company’s bonus program for that period, and based on the Company’s actual performance and calculated as if the Employee had remained employed through December 31, 2017, payable no later than the later of (x) March 15, 2018 and (y) within 60 days of the Separation Date, and (ii) an amount equal to the product of $300,000 and a fraction, (A) the numerator of which is the Applicable Number (as defined below), and (B) the denominator of which is 365, payable on the same schedule (and subject to the same conditions) as the Base Salary Continuation Payment; (c) notwithstanding anything to the contrary in the Ichor Holdings, Ltd. 2012 Equity Incentive Plan, the Ichor Holdings, Ltd. 2016 Omnibus Incentive Plan, and/or the applicable award agreements (collectively, the “Equity Documents”), fully vest, as of the date on which the Release becomes effective, all of the Employee’s incentive equity awards outstanding as of the Separation Date; for the avoidance of doubt, the Employee’s incentive equity awards will remain outstanding and eligible to vest during the Release Period, and if the Release does not become effective prior to the end of the Release Period, the Employee’s incentive equity awards will be governed by the terms of the Equity Documents; and (d) during the 12-month period following the Separation Date, or until the Employee becomes eligible for comparable coverage under the medical health plans of a successor employer, if earlier, continue to provide the Employee and the Employee’s dependents with medical benefits substantially equivalent to those that would have been provided to them in accordance with the Company’s medical benefit plans had the Employee remained an employee of the Company at the Company’s expense (the “Continued Medical Benefits”); provided, however, that to the extent necessary to satisfy Section 105(h) of the U.S. Internal Revenue Code of 1986, as amended, the Company will be permitted to alter the manner in which the Continued Medical Benefits are provided to the Employee, provided that the after-tax cost to the Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment. “Applicable Number” means (x) if the Separation Date occurs prior to January 1, 2018, 365 minus the number of days between the Separation Date and December 31, 2017, and (y) if the Separation Date occurs on or after January 1, 2018, 365 plus the number of days between January 1, 2018 and the Separation Date.

5.    Restrictive Covenants. The Employee agrees that the restrictive covenants contained in Section 6 of the Employment Agreement and the Company’s standard forms of confidentiality, proprietary information, and related agreements previously executed by the Employee will remain in full force and effect following the Separation Date.

6.    Resignation. Effective as of the Separation Date, the Employee will resign from (a) any director, officer or employee position the Employee has with the Company, Parent, and any of their respective affiliates and subsidiaries, including the Employee’s positions on the Company Board and the Parent Board, and (b) all fiduciary positions (including as a trustee) the Employee holds with respect to any employee benefit plans or trusts established by the Company or any of its affiliates.

7.    Immunity under Defend Trade Secrets Act. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.    Successors and Assigns. Each party represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The parties agree that this Agreement shall be binding upon the future successors and assignees of the Company, if any. The Employee may not delegate or assign any of his obligations pursuant to this Agreement.

9.    Severability. If a court of competent jurisdiction declares or determines that any provision of this Agreement is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of this Agreement, but the remaining provisions shall continue in full force and effect.

10.    Further Assurances. The Employee agrees to perform such actions, and to execute such additional documents, if any, as may be necessary or appropriate to effectuate the intent of this Agreement.

11.    Costs and Fees. Each party shall bear any costs and fees it may incur in connection with this Agreement, and neither shall be entitled to recover such costs or fees from the other.

12.    Remedy for Breach. Each party, upon breach of this Agreement by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction, and the party prevailing in such a suit shall be entitled to recover reasonable costs and attorney fees.

13.    Governing Law. The laws of the State of California applicable to contracts executed solely in California and to be performed entirely within that State shall govern the construction and enforcement of this Agreement, except that this Agreement shall be interpreted as through drafted jointly by the Employee and the Company.

14.    Entire Agreement; Modification. This Agreement, along with any written indemnification agreement between the Company and the Employee, sets forth the entire agreement between the parties and supersedes all prior agreements or understandings, both written and oral, between the parties regarding the subject matter of this Agreement, including the Employment Agreement (provided that Sections 4.4., 5.4, 5.6, 5.7, 6, 7, 9, 13, 15, 16, 17, 18, 19 and 20 of the Employment Agreement shall survive the Separation Date). The parties may modify this Agreement only through a writing signed by each.

15.    No Reliance on Representations by Other Party or Other Party’s Representatives. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other party to this Agreement or any party’s agents, attorneys or representatives.

Date: June 29, 2017	By:	/s/ Maurice Carson
Maurice Carson

Date: June 29, 2017	By:	/s/ Thomas Rohrs
Chief Executive Officer Ichor Systems, Inc.

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Maurice Carson (the “Employee”) and Ichor Systems, Inc. (the “Company”), effective as of                     , but subject to the Employee’s right to revoke as set forth in Section 3(c). In consideration of the promises set forth herein, the Employee and the Company agree as follows:

1.    Return of Property. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company or any affiliate thereof previously in the Employee’s possession or control has been returned to the Company.

2.    Severance. The Company shall pay to the Employee the Separation Benefits set forth in that certain Transition Agreement dated June 29, 2017, by and between the Employee and the Company (the “Separation Agreement”).

3.    General Release and Waiver of Claims.

(a)    Release. Having consulted with counsel, the Employee, on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Employee, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates (including without limitation Francisco Partners), and each of their respective officers, employees, directors, members, shareholders, parents, subsidiaries and agents (collectively, “Releasees”), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Employee’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Employee does not release, discharge or waive any rights to (A) payments and benefits provided under this Agreement, (B) benefit claims under any employee benefit plans in which Employee is a participant by virtue of his employment with the Company arising after the execution of this Agreement by the Employee, and (C) any indemnification rights the Employee may have in accordance with applicable law, under Section 4.4. of the Employment Agreement, under any written indemnification agreement between the Company and the Employee, or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Employee’s service as an officer, if applicable, and employee of the Company. This Paragraph 3(a) does not release any Claims that the Releasors may have as of the date the Employee signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b)    Unknown Claims. The Employee acknowledges that he may hereafter discover Claims or facts in addition to or different from those which the Employee now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Employee’s decision to enter into it. Nevertheless, the Employee, on behalf of himself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts. In addition, the Employee, on behalf of himself and the other Releasors, hereby waives any and all rights and benefits conferred upon him and the other Releasors by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Employee under this Agreement, the Employee, on behalf of himself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Employee signs this Agreement. By signing this Agreement, the Employee hereby acknowledges and confirms the following: (i) the Employee was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Employee the terms of this Agreement, including, without limitation, the terms relating to the Employee’s release of claims arising under ADEA, and the Employee has in fact consulted with an attorney; (ii) the Employee was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Employee knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Employee is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Employee is already entitled. The Employee also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(d)    No Assignment. The Employee represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company, including subsidiaries of the Company, or any successor in interest to the Company.

4.    Proceedings.

(a)    General Agreement Relating to Proceedings. The Employee has not filed, and except as provided in Paragraphs 4(b) and 4(c), the Employee agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Employee under this Agreement or any indemnification rights the Employee may have as listed in Paragraph 3(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Employee waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)    Proceedings Under ADEA. Paragraph 4(a) shall not preclude the Employee from filing any complaint, charge, claim or proceeding challenging the validity of the Employee’s waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement). However, both the Employee and the Company confirm their belief that the Employee’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)    Certain Administrative Proceedings. In addition, Paragraph 4(a) shall not preclude the Employee from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission or another fair employment practices agency. The Employee is, however, waiving his right to recover money in connection with any such charge or investigation. The Employee is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

5.    Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.    Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.    Governing Law and Forum. This Agreement and all matters or issues arising out of or relating to your employment with the Company shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the County of San Francisco, California.

8.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Corporation that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 17 of the Employment Agreement (as defined in the Separation Agreement).

9.    Notices. Notices under this Agreement must be given as is specified in Section 18 of the Employment Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

ICHOR SYSTEMS, INC.

By:	/s/ Thomas Rohrs
Its:	Chief Executive Officer
Dated:	June 29, 2017

MAURICE CARSON

/s/ Maurice Carson

Dated:	June 29, 2017

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